EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of IBERIABANK Corporation on Form S-8 (File No. 333-28859, 333-79811, 333-81315, 333-41970, 333-64402, 333-117356 and 333-130273 and 333-135359) of our report dated February 16, 2007, on our audits of the consolidated financial statements of IBERIABANK Corporation and Subsidiary as of December 31, 2006 and 2005, and for each of the three years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of the internal control over financial reporting as of December 31, 2006, which reports are incorporated by reference in this Annual Report on Form 10-K.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana

March 14, 2007